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                                                                    EXHIBIT 12.1

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                         YEAR ENDED MARCH 31,
                            ---------------------------------------------------
                              1993      1994      1995       1996       1997
                            --------  --------  ---------  ---------  ---------
Loss before Income Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle..............  $(99,766) $(94,706) $(111,759) $(122,680) $(119,290)
Add: Fixed Charges,
   Excluding Capitalized
   Interest...............   170,376   187,439    200,927    217,170    249,113
  Equity in loss of joint
   ventures...............    46,841    30,054     44,349     46,257     59,169
                            --------  --------  ---------  ---------  ---------
Net Earnings Available for
 Fixed Charges............   117,451   122,787    133,517    140,747    188,992
                            --------  --------  ---------  ---------  ---------
Fixed Charges:
  Interest expense........   164,859   182,136    195,698    210,691    240,692
  Capitalized interest....     1,009     1,345      1,736      1,766      1,727
  Amortization of debt
   issuance costs.........     4,155     3,987      3,792      4,917      6,344
  Interest portion of rent
   expense................     1,362     1,316      1,437      1,562      2,077
                            --------  --------  ---------  ---------  ---------
Total Fixed Charges.......   171,385   188,784    202,663    218,936    250,840
                            --------  --------  ---------  ---------  ---------
Ratio of Earnings to Fixed
 Charges..................        --        --         --         --         --
Deficiency in Earnings
 Required to Cover
 Fixed Charges............  $ 53,934  $ 65,997  $  69,146  $  78,189  $  61,848
                            ========  ========  =========  =========  =========
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